Exhibit (a)(1)(i)

OFFER TO PURCHASE FOR CASH

BY

SMITH & WESSON HOLDING CORPORATION

OF

UP TO 7,500,000 SHARES OF ITS COMMON STOCK

(INCLUDING SERIES A JUNIOR PARTICIPATING PREFERRED STOCK RIGHTS)

AT A PURCHASE PRICE OF $10.00 PER SHARE

THE OFFER, PRORATION PERIOD, AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THE EVENING OF MONDAY, JULY 15, 2013, UNLESS THE OFFER IS EXTENDED OR WITHDRAWN (SUCH DATE, AS IT MAY BE EXTENDED, THE “EXPIRATION TIME”).

Smith & Wesson Holding Corporation, a Nevada corporation (“S&W,” “we,” or “us”), is offering to purchase for cash up to 7,500,000 shares of its common stock, par value $0.001 per share (“Shares”), together with the associated rights (the “Rights”) to purchase Series A Junior Participating Preferred Stock of S&W, par value $0.001 per share (“Series A Preferred Stock”), issued pursuant to the Rights Agreement, dated August 25, 2005, between S&W and Interwest Transfer Company, Inc., as Rights Agent (the “Rights Agreement”), at a price of $10.00 per Share, net to the seller in cash, less any applicable withholding taxes and without interest (“Purchase Price”), upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”).

Only Shares properly tendered in the Offer, and not properly withdrawn, will be purchased, upon the terms and subject to the conditions of the Offer. However, because of proration and conditional tender provisions described in this Offer to Purchase, all Shares tendered may not be purchased if more than the number of Shares we seek are properly tendered and not properly withdrawn. The Shares tendered but not purchased pursuant to the Offer, including Shares not purchased because of proration, will be returned promptly following the Expiration Time. See Sections 3 and 4.

THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN TERMS AND CONDITIONS. SEE SECTION 7.

The Shares are listed and traded on the NASDAQ Global Select Market (“NASDAQ”) under the symbol “SWHC.” On June 13, 2013, the last full trading day prior to the announcement of the Offer, the reported closing price of the Shares on NASDAQ was $9.30 per Share. YOU ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR SHARES BEFORE DECIDING WHETHER TO TENDER YOUR SHARES PURSUANT TO THE OFFER. SEE SECTION 8.

OUR BOARD OF DIRECTORS (THE “BOARD”) HAS AUTHORIZED THE OFFER. HOWEVER, NONE OF S&W, THE BOARD, THE INFORMATION AGENT (AS DEFINED BELOW), THE DEALER MANAGER (AS DEFINED BELOW), OR THE DEPOSITARY (AS DEFINED BELOW) HAS MADE, OR IS MAKING, ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES, AND WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU MUST DECIDE WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. IN DOING SO, YOU SHOULD READ AND EVALUATE CAREFULLY THE INFORMATION IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER. SEE SECTION 2. YOU ARE URGED TO DISCUSS YOUR DECISION WITH YOUR OWN TAX ADVISOR, FINANCIAL ADVISOR, AND/OR BROKER.

ALL OF OUR DIRECTORS AND EXECUTIVE OFFICERS HAVE INFORMED US THAT THEY DO NOT INTEND TO TENDER ANY OF THEIR SHARES IN THE OFFER. THE DIRECTORS AND EXECUTIVE OFFICERS MAY, SUBJECT TO APPLICABLE LAW AND OUR APPLICABLE POLICIES AND PRACTICES, SELL THEIR SHARES IN OPEN MARKET TRANSACTIONS, INCLUDING THROUGH THE PLANS ESTABLISHED PURSUANT TO RULE 10B5-1 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE “EXCHANGE ACT”) PRIOR TO THE COMMENCEMENT OF THE OFFER. SEE SECTION 11.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE MERITS OR FAIRNESS OF SUCH TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Questions and requests for assistance may be directed to Innisfree M&A Incorporated, the information agent for the Offer (the “Information Agent”), and Cowen and Company, LLC, the dealer manager for the Offer (the “Dealer Manager”), in each case at the telephone numbers and addresses set forth on the back cover page of this Offer to Purchase. You may request additional copies of this Offer to Purchase, the Letter of Transmittal, and other Offer documents from the Information Agent at the telephone numbers and address on the back cover page of this Offer to Purchase. The Information Agent will promptly furnish to stockholders additional copies of these materials at S&W’s expense. Stockholders may also contact their broker, dealer, commercial bank, trust company, or other nominee for assistance concerning the Offer.

The Dealer Manager for the Offer is:

Offer to Purchase dated June 17, 2013

IMPORTANT

If you want to tender all or any portion of your Shares, you must do one of the following prior to the Expiration Time:

•

if you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions and mail or deliver it, together with any required signature guarantees, the certificates for your Shares, and any other documents required by the Letter of Transmittal, to Interwest Transfer Company, Inc., the depositary for the Offer (the “Depositary”), at one of the addresses shown on the Letter of Transmittal;

•	if your Shares are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee, contact the nominee and request that the nominee tender your Shares for you; or

•	if you are an institution participating in The Depository Trust Company (“DTC”), tender your Shares according to the procedure for book-entry transfer described in Section 3.

If you want to tender your Shares but your certificates for Shares are not immediately available, or cannot be delivered to the Depositary within the required time, or you cannot comply with the procedure for book-entry transfer on a timely basis, or your other required documents cannot be delivered to the Depositary prior to the Expiration Time, you may still tender your Shares if you comply with the guaranteed delivery procedure described in Section 3.

The Offer is not being made to, and tenders will not be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making or acceptance of offers to sell Shares would not be in compliance with the laws of that jurisdiction. If we become aware of any such jurisdiction where the making of the Offer or the acceptance of Shares pursuant to the Offer is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (and tenders will not be accepted from or on behalf of) the stockholders residing in such jurisdiction. In any jurisdiction where the securities, blue sky, or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING ALL OR A PORTION OF YOUR SHARES IN THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL OR DOCUMENTS WHICH WE HAVE INCORPORATED BY REFERENCE. OUR DELIVERY OF THIS OFFER TO PURCHASE SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE IS CORRECT AS OF ANY TIME OTHER THAN THE DATE OF THIS OFFER TO PURCHASE OR THAT THERE HAVE BEEN NO CHANGES IN THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE HEREIN OR IN THE AFFAIRS OF S&W OR ANY OF ITS SUBSIDIARIES OR AFFILIATES SINCE THE DATE HEREOF. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATIONS TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION, OR INFORMATION AS HAVING BEEN AUTHORIZED BY US, THE DEPOSITARY, THE DEALER MANAGER, OR THE INFORMATION AGENT.

i

ii

SUMMARY TERM SHEET

We are providing this summary for your convenience. Unless the context otherwise requires, all references to Shares in the Offer include the associated Rights to purchase Series A Preferred Stock and a tender of Shares will include a tender of the Rights. This summary highlights material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the Offer to the same extent that they are described in the body of this Offer to Purchase. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the Offer. In certain instances, we have included references to the sections of this Offer to Purchase where you will find a more complete discussion.

Who Is Offering to Purchase My Shares?

•	Smith & Wesson Holding Corporation, a Nevada corporation, is offering to purchase your Shares.

What is the Purchase Price and What Will be the Form of Payment?

•

The purchase price is $10.00 per Share, net to the seller in cash, less any applicable withholding taxes and without interest, to be paid promptly after the Expiration Time (as such date may be extended pursuant to Section 15). There may be tax consequences to receiving this payment. Under no circumstances will we pay interest on the Purchase Price, even if there is a delay in making payment. See Sections 3 and 14.

How Many Shares is S&W Offering to Purchase?

•

We are offering to purchase up to 7,500,000 Shares in the Offer, or approximately 11.66% of the 64,304,703 Shares outstanding as of June 14, 2013. The Offer is not conditioned on any minimum number of Shares being tendered, but is subject to certain terms and conditions. See Section 7.

What are the “Associated Stock Purchase Rights”?

•

Pursuant to the Rights Agreement, the Board declared a dividend of one preferred share purchase right to purchase one one-thousandth share of S&W’s Series A Preferred Stock for each Share outstanding on August 25, 2005. The Rights Agreement is filed as an exhibit to the tender offer statement on Schedule TO (the “Schedule TO”). These rights are designed to have an antitakeover effect in the event of an unsolicited attempt by an acquirer to take over S&W in a manner or on terms not approved by the Board. The Rights are evidenced by certificates of Shares, together with a copy of a summary describing the Rights, and they automatically trade with the associated Shares. Unless the context otherwise requires, all references to Shares in this Offer to Purchase include the Rights and a tender of Shares will include a tender of the Rights. See Section 11.

How Will S&W Pay for Shares?

•

Assuming that the maximum of 7,500,000 Shares are tendered in the Offer at the Purchase Price, the gross aggregate purchase price will be approximately $75.0 million. We anticipate that we will pay for Shares and all expenses applicable to the Offer from our available cash and cash equivalents. The Offer is not conditioned on the receipt of financing. See Section 9.

What is the Purpose of the Offer?

We are making the Offer for the following reasons:

•	the Offer provides stockholders that are considering a sale of their Shares with the opportunity to sell those shares for cash without the usual transaction costs associated with open market sales;

•

the Offer provides participating stockholders (particularly those that, because of the size of their holdings, might not be able to sell their Shares without potential disruption to the Share price) with an opportunity to obtain liquidity with respect to their Shares;

•	the Offer could result in a capital structure that may improve the return on equity for continuing stockholders; and

•	the Offer could be accretive to earnings per Share.

For a further discussion, see Section 2.

How Long Do I Have To Decide Whether to Tender My Shares in the Offer? Can the Offer be Extended, Amended, or Terminated?

•

You may tender your Shares until the Offer expires. Currently, the Offer is scheduled to expire at 12:00 midnight, New York City time, on the evening of Monday, July 15, 2013. If Shares are held by a broker, dealer, commercial bank, trust company, or other nominee, they may have an earlier deadline for you to instruct them to accept the Offer on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company, or other nominee to find out their deadline.

•

We can extend the Offer at any time and for any reason, subject to applicable laws. We cannot assure you, however, that we will extend the Offer or, if we extend it, for how long. If we choose to do so, we will delay the acceptance of any Shares that have been tendered. We can also amend or terminate the Offer in our reasonable discretion. See Section 15.

How Will I be Notified if the Offer is Extended, Amended, or Terminated?

•

If we extend the Offer, we will issue a press release announcing the extension and the new Expiration Time no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Time. We will announce any amendment to the Offer by making a public announcement of the amendment. In the event of an extension, termination, or postponement of the Offer, we will also give written or oral notice to the Depositary. See Section 15.

What are the Significant Conditions to the Offer?

•	Our obligation to accept and pay for the tendered Shares depends on a number of conditions that must be satisfied or waived prior to the expiration of the Offer, including the following:

•	No legal action shall have been threatened, instituted, or pending, nor shall we have received notice of such action, that challenges or otherwise relates to the Offer.

•

No general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter markets in the United States, declaration of a banking moratorium or any suspension of payment in respect of banks in the United States, or any governmental or regulatory limitation or any event or adverse change in the financial or capital markets generally, which, in our reasonable judgment, might affect the extension of credit by banks or other lending institutions in the United States, shall have occurred.

•

No changes in the general political, market, economic, or financial conditions in the United States or abroad that could have a material adverse effect on our business, financial condition, income, operations, business, or financial prospects shall have occurred.

•

No commencement or escalation of war, armed hostilities, or other international or national calamity directly or indirectly involving the United States or any of its territories, including, but not limited to, an act of terrorism, shall have occurred.

•

No decline of 10% or more in the market price of Shares or in the Dow Jones Industrial Average, New York Stock Exchange Index, Nasdaq Composite Index, or the Standard & Poor’s 500 Composite Index shall have occurred during the Offer.

•

No person shall have proposed, announced, or made a tender or exchange offer (other than this Offer), merger, business combination, or other similar transaction involving us or any of our subsidiaries, nor shall we or any of our subsidiaries have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, business combination, or other similar transaction.

•

No determination shall have been made by S&W that there is a reasonable likelihood that the consummation of the Offer is reasonably likely to cause Shares to be eligible for deregistration under the Exchange Act or to be delisted from NASDAQ.

•	The Offer is subject to these conditions and a number of other conditions described in greater detail in Section 7.

Following the Offer, will the Company Continue as a Public Company?

•

Yes. It is a condition of our obligation to purchase Shares pursuant to the Offer that, as a result of the consummation of the Offer, there not be a reasonable likelihood that Shares will be held of record by fewer than 300 persons or that Shares will be delisted from NASDAQ or will be eligible for deregistration under the Exchange Act. See Section 7.

How Do I Tender My Shares?

•	To tender your Shares, you must do one of the following prior to the Expiration Time:

•

if you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions and mail or deliver it, together with any required signature guarantees, the certificates for your Shares, and any other documents required by the Letter of Transmittal, to the Depositary at one of the addresses shown on the Letter of Transmittal;

•	if your Shares are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee, contact the nominee and request that the nominee tender your Shares for you; or

•	if you are an institution participating in DTC, tender your Shares according to the procedure for book-entry transfer.

•

If you want to tender your Shares but your certificates for Shares are not immediately available, or cannot be delivered to the Depositary within the required time, or you cannot comply with the procedure for book-entry transfer on a timely basis, or your other required documents cannot be delivered to the Depositary prior to the Expiration Time, you may still tender your Shares if you comply with the guaranteed delivery procedure.

•	You may also contact the Information Agent or your broker for assistance. The contact information for the Information Agent is on the back cover page of this Offer to Purchase.

•	For a more detailed explanation of the tendering procedures, see Section 3.

How Do Holders of Exercisable Stock Options Participate in the Offer?

•

Options to purchase Shares cannot be tendered in the Offer. If you hold vested but unexercised options, you may exercise such options in accordance with the terms of the applicable stock option plan and tender Shares received upon such exercise in accordance with the Offer. Holders of vested options should evaluate the Offer carefully to determine if participation would be advantageous to them. We strongly encourage such holders to discuss the Offer with their broker or other financial or tax advisor. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason. See Section 3.

What Happens if More than 7,500,000 Shares are Tendered in the Offer?

•	If more than 7,500,000 Shares are properly tendered and not properly withdrawn prior to the Expiration Time, we will purchase Shares as follows:

•	first, from all stockholders that properly tender Shares, on a pro rata basis (except for stockholders that tendered Shares conditionally for which the condition was not satisfied); and

•

second, only if necessary to permit us to purchase 7,500,000 Shares, from stockholders that have tendered their Shares conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have tendered all of their Shares.

•	Because of proration and conditional tender provisions described above, we may not purchase all Shares that you tender. See Section 1.

If I Tender My Shares, Can I Withdraw My Tender?

•

Yes, you may withdraw any Shares you have tendered at any time prior to the Expiration Time, or such later time and date to which we may extend the Offer, in which case, you can withdraw your Shares until the expiration of the Offer as extended. In addition, unless we have already accepted tendered Shares for payment, a stockholder may withdraw his or her tendered Shares at any time after 12:00 midnight, New York City time, on the evening of August 12, 2013 (40 business days following the date of this Offer to Purchase). See Section 4.

How Do I Withdraw Previously Tendered Shares?

•

To properly withdraw tendered Shares, you must deliver, on a timely basis, a written notice of your withdrawal to the Depositary, at one of its addresses appearing on the back cover page of this Offer to Purchase, while you have the right to withdraw Shares. Your notice of withdrawal must specify your name, the number of Shares to be withdrawn, and the name of the registered holder of such Shares. Some additional requirements apply if the certificates for Shares to be withdrawn have been delivered to the Depositary or if your Shares have been tendered under the procedure for book-entry transfer set forth in Section 3. If you have tendered your Shares by giving instructions to a bank, broker, dealer, trust company, or other nominee, you must instruct such nominee to arrange for the withdrawal of your Shares. See Section 4.

Has S&W or the Board Adopted a Position on the Offer?

•

While the Board has authorized the Offer, it has not made, and none of S&W, the Information Agent, the Dealer Manager, or the Depositary has made, or is making, any recommendation to you as to whether you should tender or refrain from tendering all or a portion of your Shares. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender. In doing so, you should read carefully the information in, or incorporated by reference in, this Offer to Purchase and in the Letter of Transmittal, including the purposes and effects of the Offer. You are urged to discuss your decision with your own tax advisor, financial advisor, and/or broker. See Section 2.

Do S&W Directors or Executive Officers Intend to Tender their Shares in the Offer?

•	All of our directors and executive officers have informed us that they do not intend to tender any of their Shares in the Offer (including Shares they are deemed to beneficially own). See Section 2.

What Will Happen If I Do Not Tender My Shares?

•	Stockholders that do not participate in the Offer will retain their Shares and, if S&W completes the Offer, increase their relative ownership interest in S&W. See Section 2.

What Is a Recent Market Price of the Shares?

•	On June 13, 2013, the last full trading day prior to the announcement of the Offer, the reported closing price of Shares on NASDAQ was $9.30 per Share. See Section 8.

•	We urge you to obtain a current market quotation for Shares before deciding whether to tender your Shares.

When Will the Company Pay for Shares I Tender?

•

We will pay the Purchase Price, less any applicable withholding taxes and without interest, for Shares we purchase promptly after the Expiration Time. We will announce the preliminary results of the Offer, including price and preliminary information about any expected proration, by 9:00 a.m., New York City time, on the business day following the Expiration Time. We do not expect, however, to announce the final results of any proration and begin paying for tendered Shares until up to five business days after the Expiration Time. We will pay for Shares accepted for purchase by depositing the aggregate Purchase Price with the Depositary. The Depositary will act as your agent and will transmit to you (or to your nominee) the payment for all your Shares accepted for payment. See Section 5.

Will I Have To Pay Brokerage Fees and Commissions if I Tender My Shares?

•

If you are a holder of record of your Shares and you tender your Shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your Shares through a bank, broker, dealer, trust company, or other nominee and that person tenders Shares on your behalf, that person may charge you a fee for doing so. We urge you to consult your bank, broker, dealer, trust company, or other nominee to determine whether any such charges will apply. See Section 3.

What are the Tax Consequences if I Tender My Shares?

•

Generally, if you are a U.S. Holder (as defined in Section 14), the receipt of cash from us in exchange for Shares you tender in the Offer will be a taxable event for U.S. federal income tax purposes. The receipt of cash for the tendered Shares will generally be treated for U.S. federal income tax purposes either as (1) a sale or exchange eligible for capital gain or loss treatment or (2) a distribution in respect of stock from S&W. If you are a U.S. Holder, you should complete the IRS Form W-9 accompanying the Letter of Transmittal. Any tendering stockholder or other payee that is a U.S. Holder and that fails to timely complete, sign, and return to the Depositary the IRS Form W-9 accompanying the Letter of Transmittal (or such other IRS form as may be applicable) may be subject to United States backup withholding tax. All stockholders should review the discussion in Section 3 and Section 14 regarding certain U.S. federal income tax consequences and consult their own tax advisors regarding the tax consequences of the Offer.

•	If you instruct the Depositary in the Letter of Transmittal to make the payment for the tendered Shares to the registered holder, you will not incur any stock transfer tax. See Section 5.

Does S&W Intend to Purchase any Shares Other than Pursuant to the Offer During or After the Offer?

•

Rule 13e-4 and Rule 14e-5 of the Exchange Act prohibit us and our affiliates from purchasing any Shares, other than pursuant to the Offer, during the Offer and for the period ending 10 business days after the Expiration Time, except pursuant to certain limited exceptions provided in Rule 14e-5 of the Exchange Act. Whether we make additional purchases after the conclusion of the 10 business day period following the Expiration Time will depend on many factors, including, without limitation, the number of Shares, if any, that we purchase in the Offer, our business and financial performance and situation, the business and market conditions at the time, including the price of Shares and our ability to incur indebtedness, and such other factors as we may consider relevant. Any of these purchases may be on the same terms or on terms that are more or less favorable to the selling stockholders in those transactions than the terms of the Offer. See Section 11.

Whom Can I Talk to If I Have Questions about the Offer?

•

For additional information or assistance, you may contact Innisfree M&A Incorporated, our Information Agent, and Cowen and Company, LLC, our Dealer Manager, at the respective addresses set forth on the back cover page of this Offer to Purchase. You may request additional copies of this Offer to Purchase, the Letter of Transmittal and other Offer documents from the Information Agent at the telephone numbers and address on the back cover page of this Offer to Purchase. The Information Agent will promptly furnish to stockholders additional copies of these materials at S&W’s expense. Stockholders may also contact their broker, dealer, commercial bank, trust company, or other nominee for assistance concerning the Offer.

FORWARD-LOOKING STATEMENTS

This Offer to Purchase and the documents incorporated by reference include “forward-looking statements.” For example, statements included in this Offer to Purchase regarding our financial position, business strategy, and other plans and objectives for future operations, and assumptions and predictions about future product demand, supply, manufacturing, costs, marketing, and pricing factors are all forward-looking statements. Additionally, representatives of S&W may also make forward-looking statements. We believe that the assumptions and expectations reflected in such forward-looking statements are reasonable and are based on information available to us on the date hereof, but we cannot assure you that these assumptions and expectations will prove to have been correct or that we will take any action that we may presently be planning. We have disclosed certain important factors that could cause our actual results to differ materially from our current expectations elsewhere in, or have incorporated them into, this Offer to Purchase. You should understand that such forward-looking statements are necessarily qualified by these factors.

When we use words like “intend,” “anticipate,” “believe,” “estimate,” “plan”, “expect”, “project,” or words of similar import, we are making forward-looking statements. We further caution you that other factors we have not identified may in the future prove to be important in affecting our business and results of operations. We ask you not to place undue reliance on any forward-looking statements because they speak only of our views as of the statement dates. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Whether actual results will conform to our expectations and predictions is subject to a number of risks and uncertainties, including, risks and uncertainties relating to the following:

•	the influence of a variety of economic, social, and political factors on our performance;

•	our dependency on the sale of our firearm products in the sporting goods distribution channel;

•	capacity constraints;

•	reliance on our Springfield, Massachusetts facility;

•	product development costs and uncertainties;

•	reliance on third parties to act on our behalf;

•	exposure to product liability claims;

•	possible increase in employee costs;

•	seasonality of our business;

•	cost and supply of components, parts, and raw materials;

•	implementation of a new enterprise resource planning system;

•	the intensely competitive marketplace;

•	availability of adequate financing;

•	reliance on brand recognition and reputation;

•	threats to our intellectual property;

•	risks associated with international activities;

•	exposure to liability for potential violations of the Foreign Corrupt Practices Act and federal securities laws;

•	constraints on our cash flow stemming from our debt obligations; and

•	the effect of the stock repurchase program on the price of the Shares.

All forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by this cautionary statement. You should read carefully the factors described herein and in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended April 30, 2012 and in any subsequent filings by us under the Exchange Act.

INTRODUCTION

To the Stockholders of S&W:

Introduction

We invite our stockholders to tender their Shares for purchase by us. Upon the terms and subject to the conditions of the Offer, we are offering to purchase up to 7,500,000 Shares at the Purchase Price.

The Offer will expire at midnight, New York City time, on the evening of July 15, 2013, unless the Offer is extended or withdrawn.

Only Shares properly tendered in the Offer, and not properly withdrawn, will be purchased, upon the terms and subject to the conditions of the Offer. However, because of proration and conditional tender provisions described in this Offer to Purchase, all Shares tendered may not be purchased if more than the number of Shares we seek are properly tendered and not properly withdrawn. Shares tendered but not purchased pursuant to the Offer, including Shares not purchased because of proration, will be returned promptly following the Expiration Time. See Section 5.

THE OFFER IS NOT CONDITIONED UPON OBTAINING ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS SUBJECT TO CERTAIN TERMS AND CONDITIONS. SEE SECTION 7.

WHILE THE BOARD HAS AUTHORIZED THE OFFER, IT HAS NOT MADE, AND NONE OF S&W, THE BOARD, THE DEALER MANAGER, THE INFORMATION AGENT, OR THE DEPOSITARY HAS MADE, OR IS MAKING, ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES AND WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU MUST DECIDE WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. IN DOING SO, YOU SHOULD READ AND EVALUATE CAREFULLY THE INFORMATION IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER. SEE SECTION 2. YOU ARE URGED TO DISCUSS YOUR DECISION WITH YOUR OWN TAX ADVISOR, FINANCIAL ADVISOR, AND/OR BROKER.

Upon the terms and subject to the conditions of the Offer, if greater than 7,500,000 Shares have been properly tendered and not properly withdrawn prior to the Expiration Time, we will purchase properly tendered Shares as follows:

•	first, from all stockholders that properly tender Shares, on a pro rata basis (except for stockholders that tendered Shares conditionally for which the condition was not satisfied); and

•

second, only if necessary to permit us to purchase 7,500,000 Shares, from stockholders that have tendered their Shares conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have tendered all of their Shares. See Section 6.

Because of proration and conditional tender provisions described above, we may not purchase all Shares that you tender. See Section 1.

The Purchase Price will be paid in cash, less any applicable withholding taxes and without interest, to tendering stockholders for all Shares purchased. Tendering stockholders that hold Shares registered in their own name and that tender their Shares directly to the Depositary will not be obligated to pay brokerage commissions, or, except as set forth in Section 5, stock transfer taxes on the purchase of Shares by us pursuant to the Offer. Stockholders holding Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company, or other nominee are urged to consult their broker, dealer, commercial bank, trust company, or other nominee to determine whether any charges may apply if stockholders tender Shares through such nominee and not directly to the Depositary.

Also, any tendering stockholder or other payee that is a U.S. Holder (as defined in Section 14) and that fails to timely complete, sign, and return to the Depositary the IRS Form W-9 accompanying the Letter of Transmittal (or such other IRS form as may be applicable) may be subject to U.S. federal backup withholding tax on the gross proceeds paid to the U.S. Holder pursuant to the Offer. See Section 3. Also, see Section 14 regarding certain U.S. federal income tax consequences of the Offer.

We will pay all reasonable fees and expenses incurred in connection with the Offer by the Depositary, the Dealer Manager, and the Information Agent. See Section 16.

As of June 14, 2013 there were 64,304,703 Shares outstanding. The 7,500,000 Shares that we are offering to purchase under the Offer represent approximately 11.66% of the Shares then outstanding. See Section 8.

The Shares are listed on NASDAQ and trade under the symbol “SWHC.” On June 13, 2013, the last full trading day prior to the announcement of the Offer, the reported closing price of Shares on NASDAQ was $9.30 per Share. You are urged to obtain current market quotations for Shares before deciding whether to tender your Shares pursuant to the Offer. See Section 8.

References in this Offer to Purchase to “dollars” and “$” are to the lawful currency of the United States of America.

THE OFFER

1.	Number of Shares; Proration.

General. Upon the terms and subject to the conditions of the Offer, we will purchase up to 7,500,000 Shares, or such fewer number of Shares as properly tendered in the Offer and not properly withdrawn prior to the Expiration Time, at the Purchase Price.

The Purchase Price will be denominated, and all payments to stockholders under the Offer will be made, in U.S. dollars.

Shares acquired pursuant to the Offer will be acquired by us free and clear of all liens, charges, encumbrances, security interests, claims, restrictions, and equities whatsoever, together with all rights and benefits arising therefrom, provided that any dividends or distributions that may be declared, paid, issued, distributed, made, or transferred on or in respect of such Shares to stockholders of record on or prior to the date on which Shares are taken up and paid for under the Offer shall be for the account of such stockholders.

The Offer is not conditioned on any minimum number of Shares being tendered. The Offer, however, is subject to certain terms and conditions. See Section 7.

Priority of Purchase. Upon the terms and subject to the conditions of the Offer, if greater than 7,500,000 Shares have been properly tendered and not properly withdrawn prior to the Expiration Time, we will purchase properly tendered Shares in the following order of priority:

•

First, subject to the conditional tender provisions described in Section 6, we will purchase all Shares properly tendered and not properly withdrawn on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares, as described below, until we have purchased 7,500,000 Shares.

•

Second, only if necessary to permit us to purchase 7,500,000 Shares, from stockholders that have tendered their Shares conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have tendered all of their Shares.

As a result of the foregoing priorities applicable to the purchase of Shares tendered, it is possible that all Shares that a stockholder tenders in the Offer may not be purchased. In addition, if a tender is conditioned upon the purchase of a specified number of Shares, it is possible that none of those Shares will be purchased.

Proration. If proration of tendered Shares is required, we will determine the final proration factor promptly following the Expiration Time. Subject to adjustment to avoid the purchase of fractional Shares and subject to conditional tenders described in Section 6, proration for each stockholder tendering Shares will be based on the ratio of the number of Shares properly tendered and not properly withdrawn by the stockholder to the total number of Shares properly tendered and not properly withdrawn by all stockholders. Because of the difficulty in determining the number of Shares properly tendered and not properly withdrawn and the conditional tender procedure described in Section 6, we do not expect, however, to announce the final results of any proration and begin paying for tendered Shares until up to five business days after the Expiration Time. The preliminary results of any proration will be announced by press release promptly after the Expiration Time. After the Expiration Time, stockholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

As described in Section 14, the number of Shares that we will purchase from a stockholder pursuant to the Offer may affect the U.S. federal income tax consequences of the purchase to the stockholder and, therefore, may be relevant to a stockholder’s decision whether or not to tender Shares and whether to condition any tender upon our purchase of a stated number of Shares held by such stockholder. The Letter of Transmittal affords each stockholder that tenders Shares registered in such stockholder’s name directly to the Depositary the ability to condition such tender on a minimum number of Shares being purchased. See Section 6.

This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies, and other nominee stockholders and similar persons whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, that are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2.	Purpose of the Offer; Certain Effects of the Offer; Other Plans.

Purpose. The Board has reviewed a variety of alternatives for using our available financial resources with the assistance of management. The Board considered our existing and anticipated capital structure and financial position, including our outstanding Shares, financial ratios, the market price of Shares, and our operations, strategy, and expectations for the future. The Board believes that the Offer is a prudent use of our financial resources and an effective means of providing value to our stockholders.

The Board believes that the Offer represents a mechanism to provide all of our stockholders with the opportunity to receive a return of some or all of their investment if they so elect. The Offer also provides participating stockholders (particularly those that, because of the size of their holdings, might not be able to sell their Shares without potential disruption to the Share price) with an opportunity to obtain liquidity with respect to their Shares. In addition, if we complete the Offer, stockholders that do not participate in the Offer will automatically increase their relative percentage ownership interest in us and our future operations.

The Offer also provides our stockholders with an efficient way to sell their Shares without incurring broker’s fees or commissions associated with open market sales, although you should be aware that if you hold your Shares through a bank, broker, dealer, trust company, or other nominee and that nominee tenders your Shares on your behalf, that nominee may charge you a fee for doing so. Additionally, the Offer could be accretive to earnings per Share.

Certain Effects of the Offer. After the Offer is completed, we believe that our anticipated financial condition, cash flow from operations, and access to capital will provide us with adequate financial resources.

Based on the published guidelines of NASDAQ and the conditions of the Offer, we believe that our purchase of 7,500,000 Shares pursuant to the Offer will not result in delisting of the remaining Shares on NASDAQ. The Shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our stockholders. We believe that our purchase of Shares pursuant to the Offer will not result in Shares becoming eligible for deregistration under the Exchange Act. We are not required to purchase or pay for Shares pursuant to the Offer if we determine that the consummation of the Offer will cause Shares to be delisted from NASDAQ or be eligible for deregistration under the Exchange Act. See Section 7.

Shares we acquire pursuant to the Offer will be retained by us as treasury shares (unless and until the Board determines to retire or reissue such Shares). Such Shares will be held in treasury with the status of authorized Shares and will be available for us to reissue without further stockholder action for all purposes except as prohibited or limited by applicable law or the rules of NASDAQ. We have no current plans for the reissuance of Shares purchased pursuant to the Offer, but reserve the right to do so without notice.

The Offer will reduce our “public float” (the number of Shares owned by non-affiliate stockholders and available for trading in the securities markets), and is likely to reduce the number of our stockholders. These reductions may result in lower stock prices and/or reduced liquidity in the trading market for Shares following completion of the Offer.

The accounting for the purchase of Shares pursuant to the Offer will result in a reduction of our stockholders’ equity in an amount equal to the aggregate purchase price of Shares we purchase and a corresponding reduction in total cash and cash equivalents.

All of our directors and executive officers have informed us that they do not intend to tender any of their Shares in the Offer (including Shares they are deemed to beneficially own). See Section 11.

Other Plans. Except as otherwise disclosed in this Offer to Purchase, we currently have no plans, proposals, or negotiations underway that relate to or would result in any of the following:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale, or transfer of a material amount of our assets or any of our subsidiaries’ assets;

•	any material change in our present dividend rate or policy, capitalization, corporate structure, or business;

•

any change in the present Board or management, including any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the Board or to change any material term of the employment contract of any executive officer;

•	any class of our equity securities being delisted from NASDAQ;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•	the acquisition by any person of additional of our securities, or the disposition by any person of our securities; or

•	any changes in our Bylaws or other governing instruments or other actions that could impede the acquisition of control of our company.

Although we do not currently have any plans, other than as disclosed or incorporated by reference in this Offer to Purchase, that relate to or would result in any of the events discussed above, as we evaluate opportunities, we may undertake or plan actions that relate to or could result in one or more of these events. We reserve the right to change our plans and intentions at any time as we deem appropriate.

3.	Procedure for Tendering Shares.

Proper Tender of Shares. For Shares to be properly tendered in the Offer:

•

the certificates for Shares, or confirmation of receipt of Shares pursuant to the procedure for book-entry transfer set forth below, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message (as defined below), and any other documents required by the Letter of Transmittal, must be received prior to the Expiration Time by the Depositary at its address set forth on the back cover page of this Offer to Purchase; or

•	the tendering stockholder must, prior to the Expiration Time, comply with the guaranteed delivery procedure set forth below.

Stockholders holding Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company, or other nominee, must contact their broker, dealer, commercial bank, trust company, or other nominee to tender their Shares. Stockholders that hold Shares through a nominee are urged to consult their nominee to determine whether any charges may apply if stockholders tender Shares through such nominee and not directly to the Depositary.

Stockholders may tender their Shares subject to the condition that all or a specified minimum number of Shares be purchased. Any stockholder desiring to make such a conditional tender should so indicate in the section entitled “Conditional Tender” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery. It is the tendering stockholder’s responsibility to determine the minimum number of Shares to be purchased.

STOCKHOLDERS ARE URGED TO CONSULT WITH THEIR OWN INVESTMENT AND TAX ADVISORS WITH RESPECT TO THE EFFECT OF PRORATION OF THE OFFER AND THE ADVISABILITY OF MAKING A CONDITIONAL TENDER. SEE SECTION 6.

Signature Guarantees and Method of Delivery. No signature guarantee is required on a Letter of Transmittal for Shares tendered thereby if

•

the Letter of Transmittal is signed by the registered holder of the tendered Shares and the holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” in the Letter of Transmittal; or

•

Shares are tendered for the account of a bank, broker, dealer, credit union, savings association, or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program, the New York Stock Exchange, Inc. Medallion Signature Program, the Stock Exchanges Medallion Program, or an “eligible guarantor institution,” as the term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an “Eligible Institution”).

If a certificate for Shares is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be issued, to a person other than the registered holder of the certificate surrendered, then the tendered certificate must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for Shares (or a timely confirmation of the book-entry transfer of Shares into the Depositary’s account at DTC, as described below), a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

Method of Delivery. The method of delivery of all documents, including certificates for Shares, the Letter of Transmittal, and any other required documents, including delivery through DTC, is at the sole election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Certificates for Shares, together with a properly completed Letter of Transmittal, and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to S&W, the Dealer Manager, or the Information Agent. Any certificates delivered to S&W, the Dealer Manager, or the Information Agent will not be forwarded to the Depositary and will not be deemed to be properly tendered.

Book-Entry Delivery. The Depositary will establish an account with respect to Shares for purposes of the Offer at DTC within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC’s system may make book-entry delivery of Shares by causing DTC to transfer those Shares into the Depositary’s account in accordance with DTC’s procedures for that transfer. Although delivery of Shares may be effected through a book-entry transfer into the Depositary’s account at DTC, either (1) a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, or an Agent’s Message (as defined below), and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase prior to the Expiration Time or (2) the guaranteed delivery procedure described below must be followed if book-entry transfer of Shares cannot be effected prior to the Expiration Time.

The confirmation of a book-entry transfer of Shares into the Depositary’s account at DTC is referred to in this Offer to Purchase as a “book-entry confirmation.”

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgement from the participant tendering Shares through DTC that such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal and that S&W may enforce such agreement against that participant.

Guaranteed Delivery. If a stockholder desires to tender Shares in the Offer and the stockholder’s Share certificates are not immediately available or cannot be delivered to the Depositary prior to the Expiration Time (or the procedures for book-entry transfer cannot be completed on a timely basis), or if time will not permit delivery of all required documents to the Depositary prior to the Expiration Time, Shares may still be tendered if all of the following conditions are satisfied:

•	the tender is made by or through an Eligible Institution;

•

the Depositary receives by mail or overnight courier, prior to the Expiration Time, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided with this Offer to Purchase, including (where required) a signature guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery; and

•

the certificates for all tendered Shares, in proper form for transfer (or confirmation of book-entry transfer of Shares into the Depositary’s account at DTC), together with a properly completed and duly executed Letter of Transmittal, or an Agent’s Message in the case of a book-entry transfer, and any required signature guarantees and other documents required by the Letter of Transmittal, are received by the Depositary within three business days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

Stockholders may contact the Dealer Manager, the Information Agent, or their broker for assistance. The contact information for the Dealer Manager and the Information Agent is on the back cover page of this Offer to Purchase.

Stock Options. Options to purchase Shares cannot be tendered in the Offer. If you hold currently vested but unexercised options, you may exercise such options in accordance with the terms of the applicable stock option plan and tender Shares received upon such exercise in accordance with the Offer. You should evaluate the Offer carefully to determine if participation would be advantageous to you based on your stock option exercise prices and the expiration date of your options, the Purchase Price, and the provisions for pro rata purchases by us described in Section 1. We strongly encourage such holders to discuss the Offer with their broker or other financial or tax advisor. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason.

Please be advised that it is your responsibility to tender Shares in the Offer to the extent that you wish to participate, and it may be difficult to secure delivery of Shares issued pursuant to vested stock options in a time period sufficient to allow tender of those Shares prior to the Expiration Time. Accordingly, we suggest that you exercise your vested options and satisfy the exercise price for such Shares in accordance with the terms of the equity compensation plan and award agreement and S&W policies at least four business days prior to the Expiration Time.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Shares to be accepted, and the validity, form, eligibility, including time of receipt, and acceptance for payment of any tender of Shares will be determined by us in our reasonable discretion and will be final and binding on all parties, except as finally determined in a subsequent judicial proceeding if S&W determinations are challenged by stockholders. We reserve the right to reject any or all tenders of any Shares that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the right to waive any of the conditions of the Offer prior to the Expiration Time with respect to all tendered Shares. We also reserve the right to waive any defect or irregularity in any tender with respect to any particular Shares, whether or not we waive similar defects or irregularities in the case of any other stockholder. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by us. We will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Shares. None of S&W, the Depositary, the Dealer Manager, the Information Agent, or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any such notice.

Tendering Stockholder’s Representation and Warranty; Our Acceptance Constitutes Agreement. It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender Shares for such person’s own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot, such person has a “net long position” (i.e., more Shares held in long positions than in short positions) in (1) a number of Shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such Shares for the purpose of tendering to us within the period specified in the Offer, or (2) other securities immediately convertible into, exercisable for or exchangeable into a number of Shares (“Equivalent Securities”) that are equal to or greater than the number of Shares tendered and, upon the acceptance of such tender, will acquire such Shares by conversion, exchange, or exercise of such Equivalent Securities and will deliver or cause to be delivered such

Shares so acquired for the purpose of tendering to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

A tender of Shares made pursuant to any method of delivery set forth herein will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to us that (i) such stockholder has a “net long position” in a number of Shares or Equivalent Securities at least equal to Shares being tendered within the meaning of Rule 14e-4 and (ii) such tender of Shares complies with Rule 14e-4. Our acceptance for payment of Shares tendered in the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.

Return of Unpurchased Shares. If any tendered Shares are not purchased, or if fewer than all Shares evidenced by a stockholder’s certificates are tendered, certificates for unpurchased Shares will be returned promptly after the Expiration Time or termination of the Offer or the proper withdrawal of Shares, or, in the case of Shares tendered by book-entry transfer at DTC, Shares will be credited to the appropriate account maintained by the tendering stockholder at DTC, in each case without expense to the stockholder.

Lost or Destroyed Certificates. If any certificate representing Shares has been lost or destroyed, the stockholder should promptly notify the Depositary at (801) 272-9294. The stockholder will then be instructed as to the steps that must be taken to replace the certificate(s) or submit an affidavit of lost or destroyed certificate(s). The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed. Stockholders are advised to contact the Depositary immediately to permit timely processing of this documentation.

U.S. Federal Backup Withholding Tax. Under the U.S. federal backup withholding tax rules, unless an exemption applies under the applicable law and regulations, a portion of the gross proceeds payable to a tendering stockholder or other payee who is a U.S. Holder (as defined in Section 14) pursuant to the Offer must be withheld and remitted to the Internal Revenue Service (the “IRS”), unless the tendering stockholder or other payee provides its taxpayer identification number (employer identification number or social security number) to the Depositary (as payor) and certifies under penalty of perjury, among other things, that the number is correct. Therefore, each tendering stockholder that is a U.S. Holder should complete and sign the IRS Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid U.S. federal backup withholding tax, unless the stockholder otherwise establishes to the satisfaction of the Depositary that the stockholder is not subject to such backup withholding tax. If a U.S. Holder does not provide the Depositary with the correct taxpayer identification number, the U.S. Holder may be subject to penalties imposed by the IRS. If U.S. federal backup withholding tax results in an overpayment of taxes, a refund may be obtained from the IRS in accordance with its refund procedures.

Certain “exempt recipients” (including, among others, all corporations and certain Non-U.S. Holders (as defined in Section 14) are not subject to U.S. federal backup withholding tax. For a Non-U.S. Holder to qualify as an exempt recipient, that stockholder must submit an IRS Form W-8BEN, W-8IMY (with any required attachments), W-8ECI, or W-8EXP, as applicable (which may be obtained on the IRS website (www.irs.gov)), signed under penalty of perjury, attesting to that stockholder’s exempt status. See Instruction 8 to the Letter of Transmittal.

Information reporting to the IRS may also apply to proceeds from the Offer.

Stockholders are urged to consult with their own tax advisors regarding information reporting and possible qualifications for exemption from U.S. federal backup withholding tax and the procedure for obtaining any applicable exemption.

For a more complete discussion of certain U.S. federal income tax consequences generally applicable to tendering stockholders, see Section 14.

4.	Withdrawal Rights.

Shares tendered in the Offer may be withdrawn at any time prior to the Expiration Time. In addition, unless we have already accepted tendered Shares for payment, a stockholder may withdraw his or her tendered Shares at any time after 12:00 midnight, New York City time, on the evening of August 12, 2013 (40 business days following the date of this Offer to Purchase). Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable.

For a withdrawal to be effective, the Depositary must receive a written notice of withdrawal in a timely manner at one of its addresses set forth on the back cover page of this Offer to Purchase, and any notice of withdrawal must specify the name of the tendering stockholder, the number of Shares to be withdrawn and the name of the registered holder of Shares to be withdrawn, if different from the person who tendered Shares. If the certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of those certificates, the tendering stockholder also must submit the serial numbers shown on those particular certificates for Shares to be withdrawn and, unless an Eligible Institution has tendered those Shares, the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution.

If Shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at DTC to be credited with the withdrawn Shares and must otherwise comply with DTC’s procedures.

All questions as to the form and validity, including the time of receipt, of any notice of withdrawal will be determined by us, in our reasonable discretion, and will be final and binding on all parties. We reserve the right to waive any defect or irregularity in the notice of withdrawal or method of withdrawal of Shares by any stockholder, whether or not we waive similar defects or irregularities in the case of any other stockholder. None of S&W, the Depositary, the Dealer Manager, the Information Agent, or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur liability for failure to give any such notice.

Withdrawals may not be rescinded, and any Shares properly withdrawn will be deemed not properly tendered for purposes of the Offer. However, properly withdrawn Shares may be re-tendered prior to the Expiration Time by again following one of the procedures described in Section 3.

If we extend the Offer, are delayed in our purchase of Shares, or are unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered Shares on our behalf, and such Shares may not be withdrawn, except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the tendered Shares promptly after termination or withdrawal of the Offer.

5.	Purchase of Shares and Payment of Purchase Price.

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Time, we will accept for payment and pay the Purchase Price for up to 7,500,000 Shares, if properly tendered in the Offer and not properly withdrawn prior to the Expiration Time. For purposes of the Offer, we will be deemed to have accepted for payment, subject to proration and conditional tender provisions of the Offer, Shares that are properly tendered and not properly withdrawn, only when, as and if we give oral or written notice to the Depositary of our acceptance of Shares for payment pursuant to the Offer.

We will pay for Shares purchased pursuant to the Offer by depositing the aggregate Purchase Price for Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

In the event of proration, we will determine the final proration factor and pay for those tendered Shares accepted for payment promptly after the Expiration Time. However, we do not expect to be able to announce the final results of any proration or commence payment for any Shares purchased pursuant to the Offer until up to five business days after the Expiration Time. Certificates for all Shares tendered and not purchased, including all Shares not purchased due to proration or conditional tenders, will be returned or, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with DTC by the participant who delivered Shares, to the tendering stockholder at our expense promptly after the Expiration Time or termination of the Offer.

Under no circumstances will we pay interest on the Purchase Price, even if there is any delay in making payment. In addition, if certain events occur prior to the Expiration Time, we may not be obligated to purchase Shares pursuant to the Offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of Shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person, will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted to the Depositary.

6.	Conditional Tender of Shares.

Under certain circumstances described in Section 1, if the Offer is over-subscribed, we will prorate Shares purchased pursuant to the Offer. As discussed in Section 14, the number of Shares to be purchased from a particular stockholder may affect the U.S. federal income tax treatment of the purchase to the stockholder and the stockholder’s decision whether to tender. The conditional tender alternative is made available for stockholders seeking to take steps to have Shares sold pursuant to the Offer treated as a sale or exchange of such Shares by the stockholder, rather than a distribution to the stockholder, for U.S. federal income tax purposes. Accordingly, a stockholder may tender Shares subject to the condition that all or a specified minimum number of the stockholder’s Shares tendered must be purchased if any Shares tendered are purchased. Any stockholder desiring to make a conditional tender must so indicate in the section entitled “Conditional Tender” in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery. It is the tendering stockholder’s responsibility to calculate the minimum number of Shares that must be purchased from the stockholder for the stockholder to qualify for sale or exchange (rather than distribution) treatment for U.S. federal income tax purposes. Stockholders are urged to consult with their own tax advisors. No assurances can be provided that a conditional tender will achieve the intended U.S. federal income tax result for any stockholder tendering Shares.

Any tendering stockholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of Shares that must be purchased if any are to be purchased. After the Expiration Time, if more than 7,500,000 Shares are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered Shares, we will calculate a preliminary proration percentage based upon all Shares properly tendered, conditionally or unconditionally, and not properly withdrawn. If the effect of this preliminary proration would be to reduce the number of Shares to be purchased from any tendering stockholder below the minimum number specified by that stockholder, Shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All Shares tendered by a stockholder subject to a conditional tender and that are withdrawn as a result of proration will be returned at our expense to the tendering stockholder promptly after the Expiration Time.

After giving effect to these withdrawals, we will accept the remaining Shares properly tendered, conditionally or unconditionally, on a pro rata basis. If the withdrawal of conditional tenders would cause the aggregate value of Shares to be purchased to fall below $75.0 million, then, to the extent feasible, we will select enough Shares conditionally tendered that would otherwise have been withdrawn to permit us to purchase such aggregate value of Shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular stockholder as a single lot, and will limit our purchase in each case to the designated minimum number of Shares to be purchased. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have properly tendered all of their Shares.

7.	Conditions of the Offer.

Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase, or pay for any Shares tendered and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for, Shares tendered, subject to Rule 13e-4(f)(5) promulgated under the Exchange Act (which requires that the issuer making the Offer shall either pay the consideration offered or return tendered Shares promptly after the termination or withdrawal of the Offer), if at any time on or after the commencement of the Offer and before the Expiration Time any of the following events has occurred:

•

there shall have been threatened, instituted, or pending, or we shall have received notice of, any action, suit, proceeding, arbitration, or application by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency, other tribunal or arbitrator that directly or indirectly:

-

challenges or seeks to challenge, restrain, prohibit, delay, or otherwise affect the making of the Offer, the acquisition by us of some or all of Shares pursuant to the Offer, or otherwise relates in any manner to the Offer, or seeks to obtain material damages in respect of the Offer;

-	seeks to make the purchase of, or payment for, some or all Shares pursuant to the Offer illegal or may result in a delay in our ability to accept for payment or pay for some or all Shares; or

•

any change in the general political, market, economic, or financial conditions in the United States or abroad that is reasonably likely to materially and adversely affect our business, financial condition, results of operations, or prospects or the value of Shares or otherwise materially impair the contemplated future conduct of our business or adversely affect trading in Shares;

•

a general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter markets in the United States or a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•

a commencement or escalation of war, armed hostilities, or other international or national calamity, including, an act of terrorism, directly or indirectly involving the United States or any country in which we conduct operations that are material to our business;

•

a limitation, whether or not mandatory, by any governmental, regulatory, or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect the extension of credit by banks or other lending institutions in the United States;

•	a decline of 10% or more in the market price of Shares or in the Dow Jones Industrial Average, New York Stock Exchange Index, Nasdaq Composite Index, or the Standard & Poor’s 500 Composite Index;

•

a tender or exchange offer (other than this Offer), merger, business combination, or other similar transaction involving us or any of our subsidiaries nor shall we or any of our subsidiaries have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, business combination, or other similar transaction, other than in the ordinary course of business;

•	S&W learns that:

-	any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act), or person has acquired or proposed to acquire beneficial ownership of more than 5% of our outstanding Shares,

whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before the date of this Offer to Purchase);

-

any entity, group, or person that has filed with the SEC a Schedule 13D or Schedule 13G relating to S&W on or before the date of this Offer to Purchase has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer), beneficial ownership of an additional 2% or more of our outstanding Shares;

-

any new group has been formed that beneficially owns more than 5% of our outstanding Shares (options for and other rights to acquire Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause); or

-

any entity, group or person shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire S&W;

•

any approval, permit, authorization, favorable review or consent of any domestic or foreign governmental entity or any third-party consents required to be obtained in connection with the Offer shall not have been obtained;

•

any change (or event involving a prospective change) that could reasonably be expected to materially adversely affect our business, financial condition, results of operations, or prospects or the value of our Shares; or

•

we determine that there is a reasonable likelihood that the consummation of the Offer may either cause Shares to be held of record by less than 300 persons, cause our Shares to be delisted from NASDAQ, or to be eligible for deregistration under the Exchange Act.

The conditions listed above are for our sole benefit, and we may assert those conditions regardless of the circumstances that give rise to the conditions and we may, in our reasonable discretion, waive any of the conditions listed above, in whole or in part, before the Expiration Time. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any of these rights, and each of these rights will be deemed an ongoing right that may be asserted by us at any time prior to the expiration of the Offer. Any determination or judgment by us concerning the events described above will be final and binding on all parties, subject to a stockholder’s right to challenge our determination in a court of competent jurisdiction.

8.	Price Range of Shares; Dividends.

Our Shares are listed for trading on NASDAQ under the symbol “SWHC.” The following table sets forth for each fiscal quarter indicated, the high and low sales prices per Share as reported on NASDAQ.

	High	Low
Fiscal year ended April 30, 2012:
First quarter	$3.67	$2.63
Second quarter	3.39	2.29
Third quarter	5.20	2.72
Fourth quarter	8.60	4.93
Fiscal year ended April 30, 2013:
First quarter	$10.25	$6.07
Second quarter	11.24	7.40
Third quarter	11.25	7.67
Fourth quarter	10.63	8.25
Fiscal year ending April 30, 2014:
First quarter (through June 13, 2013)	$9.37	$8.53

On June 13, 2013, the last full trading day prior to the announcement of the Offer, the reported closing price of Shares on NASDAQ was $9.30 per Share. We urge stockholders to obtain current quotations of the market price of Shares.

We have never declared or paid any cash dividends on Shares and do not intend to declare or pay any cash dividends in the foreseeable future. In addition, our credit facility, as well as the indenture governing the New Notes (as defined in Section 11), restrict our ability to pay dividends.

9.	Source and Amount of Funds.

Assuming we purchase 7,500,000 Shares pursuant to the Offer at the Purchase Price, the aggregate purchase price will be approximately $75.0 million.

We anticipate that we will pay for Shares tendered in the Offer and all expenses applicable to the Offer from our available cash and cash equivalents. The Offer is not conditioned on the receipt of financing.

10.	Certain Information Concerning the Company.

We are one of the world’s leading manufacturers of firearms. We manufacture a wide array of handguns, modern sporting rifles, hunting rifles, handcuffs, and firearm-related products and accessories for sale to a wide variety of customers, including gun enthusiasts, collectors, hunters, sportsmen, competitive shooters, individuals desiring home and personal protection, law enforcement and security agencies and officers, and military agencies in the United States and throughout the world. We are one of the largest manufacturers of handguns, modern sporting rifles, and handcuffs in the United States and an active participant in the hunting rifle market. We sell our products under the Smith & Wesson® brand, the M&P® brand, the Thompson/Center ArmsTM brand, and the Performance Center TM brand.

We manufacture our firearm products at our facilities in Springfield, Massachusetts and Houlton, Maine. We plan to continue to offer products that leverage the over 160 year old “Smith & Wesson®” brand and capitalize on the goodwill developed through our historic American tradition by expanding consumer awareness of the products we produce. In addition, we pursue opportunities to license our name and trademarks to third parties for use in association with their products and services.

We maintain our principal executive offices at 2100 Roosevelt Avenue, Springfield, Massachusetts 01104. Our telephone number is (800) 331-0852. Our website is located at www.smith-wesson.com. The information contained on our website or connected to our website is not incorporated by reference into this Offer to Purchase and should not be considered part of the Offer.

Additional Information. We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements, and other information with the SEC relating to our business, financial condition, and other matters. Information, as of particular dates, concerning our directors and executive officers, their remuneration, stock options granted to them, the principal holders of our securities, and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the SEC. We also have filed the Schedule TO with the SEC that includes additional information relating to the Offer.

These reports, statements, and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC’s customary charges, from the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The SEC also maintains a website on the Internet at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. You may access S&W’s publicly filed documents at this site, including the Schedule TO and the documents incorporated therein by reference. You may obtain information about the Public Reference Room by calling the SEC for more information at 1-800-SEC-0330. You may also go to the Investor section of S&W’s website to access the Schedule TO and related documents.

Incorporation by Reference. The rules of the SEC allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents that have been previously filed with the SEC contain important information about us and we incorporate them by reference (other than any portions of the respective filings that were furnished to, rather than filed with, the SEC under applicable SEC rules):

•	Annual Report on Form 10-K for the fiscal year ended April 30, 2012, as filed on June 28, 2012;

•	Definitive Proxy Statement on Schedule 14A, as filed on August 17, 2012;

•	Quarterly Report on Form 10-Q for the quarterly period ended January 31, 2013, as filed on March 5, 2013; and

•	Current Reports on Form 8-K, as filed on March 6, 2013, June 13, 2013, and June 17, 2013.

Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase or any subsequently filed document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

We also incorporate by reference into this Offer to Purchase any additional documents we may file with the SEC between the date of this Offer to Purchase and the Expiration Time (other than any such documents that are deemed “furnished” rather than “filed”).

11.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.

Shares Outstanding. As of June 14, 2013 there were 64,304,703 Shares outstanding. The 7,500,000 Shares that S&W is offering to purchase under the Offer represent approximately 11.66% of the total number of Shares outstanding as of such date.

Interests of Directors and Executive Officers. As of June 14, 2013, our directors and executive officers as a group (13 persons) beneficially owned an aggregate of 3,016,525 Shares, representing 4.56% of the total number of outstanding Shares on a fully diluted basis. Our directors and executive officers are entitled to participate in the Offer on the same basis as other stockholders. However, all of our directors and executive officers have informed us that they do not intend to tender Shares in the Offer.

Our directors and executive officers may, subject to applicable law and applicable policies and practices of S&W, sell their Shares from time to time in open market transactions, including through the plans established pursuant to Rule 10b5-1 of the Exchange Act prior to the commencement of the Offer, at prices that may be more or less favorable than the Purchase Price to be paid to our stockholders pursuant to the Offer.

The following table sets forth certain information regarding the beneficial ownership of Shares as of June 14, 2013 for each of our executive officers and directors. Except as otherwise noted, each person listed below has sole voting and investment power with respect to all Shares beneficially owned, subject to applicable community property law. Except as otherwise indicated, each person may be reached as follows: c/o Smith & Wesson Holding Corporation, 2100 Roosevelt Avenue, Springfield, Massachusetts 01104.

Name of Beneficial Owner (1)	Number of Shares (1)		Percent (1)
Directors and Executive Officers:
P. James Debney	362,320	(2)	*
Jeffrey D. Buchanan	275,652	(3)	*
Mario Pasantes	59,668	(4)	*
Mark P. Smith	31,334	(5)	*
Michael J. Brown	34,909	(6)	*
Robert J. Cicero	14,667	(7)	*
Robert H. Brust	25,000	(8)	*
John B. Furman	134,100	(9)	*
Michael F. Golden	964,937	(10)	1.48%
Barry M. Monheit	231,800	(11)	*
Mitchell A. Saltz	649,100	(12)	1.01%
Robert L. Scott	145,000	(13)	*
I. Marie Wadecki	88,038	(14)	*
All directors and executive officers as a group (13 persons)	3,016,525	(15)	4.56%

Other significant stockholders:
The Vanguard Group.	4,943,056	(16)	7.69%
BlackRock, Inc.	3,520,967	(17)	5.48%

*	Percentage ownership of less than one percent.
(1)	The number of Shares beneficially owned by each person or entity is determined under the rules promulgated by the SEC. Under such rules, beneficial ownership includes any Shares as to which the person or entity has sole or shared voting power or investment power. The number of Shares shown includes, when applicable, Shares owned of record by the identified person’s minor children and spouse and by other related individuals and entities over whose Shares such person has custody, voting control, or power of disposition. The percentages shown are calculated based on 64,304,703 Shares outstanding on June 14, 2013. The numbers and percentages shown include Shares actually owned on June 14, 2013 and Shares that the identified person or group had the right to acquire within 60 days of such date. In calculating the percentage of ownership, all Shares that the identified person or group had the right to acquire within 60 days of June 14, 2013 upon the exercise of options or the delivery of RSUs are deemed to be outstanding for the purpose of computing the percentage of Shares owned by that person or group, but are not deemed to be outstanding for the purpose of computing the percentage of Shares stock owned by any other person or group.
(2)	Includes 348,002 Shares issuable upon exercise of vested stock options.
(3)	Includes (a) 244,601 Shares issuable upon exercise of vested stock options, and (b) 150 Shares held indirectly by Mr. Buchanan’s son.
(4)	Includes 59,668 Shares issuable upon exercise of vested stock options.
(5)	Includes 31,334 Shares issuable upon exercise of vested stock options.
(6)	Includes 33,000 Shares issuable upon exercise of vested stock options.
(7)	Includes 14,667 Shares issuable upon exercise of vested stock options.
(8)	Includes 25,000 Shares issuable upon exercise of vested stock options.
(9)	Includes (a) 80,000 Shares issuable upon exercise of vested stock options, (b) 1,000 Shares held by K.I.D.S. Properties, LP, and (c) 16,100 Shares held by Mr. Furman’s defined benefit pension trust.

(10)	Includes 708,334 Shares issuable upon exercise of vested stock options.
(11)	Includes 80,000 Shares issuable upon exercise of vested stock options. The Shares are held by Barry M. Monheit, Trustee, SEP PROP Monheit Family Trust U/A Dtd 7/16/2002. Does not include 3,000 Shares issuable upon delivery of Shares underlying vested RSUs, the delivery of which is deferred until retirement from the Board.
(12)	Includes 165,000 Shares issuable upon exercise of vested stock options. The Shares are held by Stockbridge Enterprises, L.P., of which Mr. Saltz is the Manager.
(13)	Includes 60,000 Shares issuable upon exercise of vested stock options. Does not include 3,000 Shares issuable upon delivery of Shares underlying vested RSUs, the delivery of which is deferred until retirement from the Board.
(14)	Includes 60,000 Shares issuable upon exercise of vested stock options. Does not include 3,000 Shares issuable upon delivery of Shares underlying vested RSUs, the delivery of which is deferred until retirement from the Board.
(15)	Includes 1,909,606 Shares issuable upon exercise of vested stock options.
(16)	Based on the statement on Schedule 13G filed with the SEC on February 11, 2013, The Vanguard Group has sole voting power over 100,261 Shares; sole dispositive power over 4,846,395 Shares; and shared dispositive power over 96,661 Shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(17)	Based on the statement on Amendment No. 3 to Schedule 13G filed with the SEC on February 8, 2013, BlackRock, Inc. has sole voting and dispositive power over all such Shares. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

Transactions with Executive Officers and Directors. The descriptions of the following agreements do not purport to be complete and are qualified in their entirety by reference to the respective agreements, copies of which are filed as exhibits to Schedule TO and are incorporated herein by reference.

Indemnity Agreements.

We have entered into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify such individuals, to the fullest extent permitted by Nevada law, for certain liabilities to which they may become subject as a result of their affiliation with us.

Employment Agreement.

We and Mr. Debney are parties to an amended and restated employment agreement dated as of September 26, 2011 (the “Employment Agreement”). The Employment Agreement provides for the continued employment of Mr. Debney as our President and Chief Executive Officer. Under the terms of the Employment Agreement, Mr. Debney is entitled to an annual base salary of $450,000 (subject to annual review and increases by the Board), which was increased to $500,000 in fiscal 2013; is eligible to participate in our executive compensation programs, to receive a discretionary annual bonus as determined by the Board or committee thereof, and to receive annual stock-based awards as determined by the Board or committee thereof; and is entitled to receive other standard benefits, including a car allowance, participation in any group insurance, pension, retirement, vacation, expense reimbursement, and other plans, programs, or benefits as may from time to time be provided to our other executive employees, and certain insurance benefits (including the reimbursement of reasonable insurance premiums for disability insurance, medical and hospitalization insurance, and a life insurance policy).

The Employment Agreement with Mr. Debney provides that either we or Mr. Debney may terminate Mr. Debney’s employment at any time. If we unilaterally terminate Mr. Debney’s employment without cause, Mr. Debney will receive (i) his base salary for a period of 18 months after such termination; (ii) an amount equal to the average of his cash bonus paid for each of the two fiscal years immediately preceding his termination, which will be paid over the 18-month period after such termination; (iii) his car allowance and coverage under our medical plan to the extent provided for him at the date of termination for a period equal to 18 months after such termination; and (iv) for a period of 36 months following the termination, a cash payment in the amount of $10,000 per 12-month period for post-termination secretarial support.

If Mr. Debney’s employment is terminated by reason of his death or disability, if we unilaterally terminate Mr. Debney’s employment without cause, or if Mr. Debney voluntarily terminates his employment following a qualifying change in control event as described below, the Employment Agreement provides that he will receive, for the fiscal year of the notice of termination, any earned bonus, on a pro-rated basis, based on the performance goals actually achieved for the fiscal year of the notice of termination, as determined by the Board in its sole discretion, at the time such bonuses are paid to our other employees. If we unilaterally terminate Mr. Debney’s employment without cause, or if Mr. Debney voluntarily terminates his employment following a qualifying change in control event as described below, the stock options granted pursuant to any Employment Agreement with us that are vested as of the date of such termination will have a nine-month post-termination exercise period, but not beyond their original term. If we unilaterally terminate Mr. Debney’s employment without cause or by reason of Mr. Debney’s disability, or if Mr. Debney voluntarily terminates his employment with at least six months advance notice to us or following a qualifying change in control event as described below, we will continue to pay the life insurance premiums on any then existing life insurance policy provided by us, up to an annual premium of $20,000, until 36 months following the termination of Mr. Debney’s employment.

Mr. Debney’s Employment Agreement provides that, in the event of a qualifying change in control, Mr. Debney may, at his option and upon written notice to us, terminate his employment, unless (i) the provisions of the Employment Agreement remain in full force and effect and (ii) Mr. Debney suffers no reduction in his status, duties, authority, or compensation following the change in control, provided that Mr. Debney will be considered to suffer a reduction in his status, duties, or authority if, after the qualifying change in control, (a) he is not the chief executive officer of the company that succeeds to our business; (b) such company’s stock is not listed on a national stock exchange; or (c) such company terminates Mr. Debney’s employment or reduces his status, duties, authority, or compensation within one year of the qualifying change in control. If Mr. Debney terminates his employment due to a qualifying change in control following which the Employment Agreement does not remain in full force and effect or his status, duties, authority, or compensation have been reduced, he will receive (A) his base salary for a period of 24 months after such termination; (B) an amount equal to the average of his cash bonus paid for each of the two fiscal years immediately preceding his termination, which will be paid over the 18-month period after such termination; (C) his car allowance for a period equal to 24 months after such termination; and (D) at our option, either receive (x) coverage under our medical plan to the extent provided for him at the date of termination for a period equal to 24 months after such termination or (y) reimbursement for the COBRA premium for such coverage through the earlier of such 24-month period or the COBRA eligibility period. In addition, all unvested stock-based compensation held by Mr. Debney in his capacity as an employee on the effective date of the termination will vest as of the effective date of such termination.

The Employment Agreement further prohibits Mr. Debney from competing with us for a period equal to the longer of 12 months following the termination of his employment with us, regardless of the reason therefor, or any period during which Mr. Debney receives cash severance pursuant to the terms of the Employment Agreement. The Employment Agreement also prohibits Mr. Debney from soliciting or hiring our personnel or employees for a period of 24 months following the termination of his employment with us.

Severance and Change of Control Agreement and Severance Policy.

On December 21, 2010, we entered into a severance and change in control agreement with Jeffrey D. Buchanan, effective as of January 3, 2011, as amended on September 9, 2011 (the “Severance Agreement”). The Severance Agreement provide that in the event of termination other than a termination for Cause (as defined in the Severance Agreements), we will be obligated to pay to Mr. Buchanan (a) a base salary for a period of 12 months following the effective date of such termination and (b) at the same time as cash incentive bonuses are paid to our other executives, a portion of the cash incentive bonus deemed by our Compensation Committee in the exercise of its sole discretion to be earned by Mr. Buchanan pro rata for the period commencing on the first day of our fiscal year for which the cash incentive bonus is calculated and ending on the effective date of such termination.

The Severance Agreement provides that in the event of a qualifying change in control, Mr. Buchanan may, at his option and upon written notice to us, terminate his employment, unless (a) the provisions of the Severance Agreement remain in full force and effect and (b) Mr. Buchanan suffers no reduction in his status, duties, authority, or compensation following the qualifying change in control, provided that Mr. Buchanan will be considered to suffer a reduction in his status, duties, authority, or compensation, only if, after the qualifying change in control, (i) he is not the chief financial officer of the company that succeeds to our business; (ii) such company’s common stock is not listed on a national stock exchange; (iii) such company terminates Mr. Buchanan or in any material respect reduces his status, duties, authority, or base compensation within one year of the qualifying change in control; or (iv) as a result of the qualifying change in control, Mr. Buchanan is required to relocate out of Springfield, Massachusetts (or surrounding areas). If Mr. Buchanan terminates his employment following which the Severance Agreement does not remain in full force and effect or his status, duties, authority, or compensation have been reduced, (A) we will pay Mr. Buchanan his base salary for a period of 18 months following the effective date of such termination; (B) we will pay Mr. Buchanan an amount equal to the average of Mr. Buchanan’s cash bonus paid for each of the two fiscal years immediately preceding his termination, which will be paid upon the effective date of such termination; and (C) all unvested stock-based compensation held by Mr. Buchanan in his capacity as an employee on the effective date of the termination will vest as of the effective date of such termination. The Severance Agreement also contains non-competition and non-solicitation provisions that prohibit Mr. Buchanan from competing with us for a period of 12 months and prohibit him from soliciting or hiring our personnel or employees for 24 months, each following the termination of his employment with us for any reason.

We also maintain a severance policy for certain executive officers who do not have separate employment or severance agreements with us. Under the severance policy, we will pay the greater of one week of pay for each full or partial year of uninterrupted service or 26 weeks of pay following a termination of employment without cause by us, provided that the executive officer does not decline an offer of a comparable job from us that does not require relocation, is actively at work on the date of termination, and signs and delivers a settlement agreement and release of claim in a form acceptable to us. Payments under the policy are made on regular payroll dates. The executive officer is also eligible to continue participating in our medical and dental plans for the period they receive payments under the policy, subject to payment by the executive officer of his or her standard employee contribution. Messrs. Pasantes, Smith, and Brown currently are subject to the severance policy.

Separation Agreement and Release.

On September 26, 2011, we entered into a Separation Agreement and Release with Michael F. Golden, a current member of the Board. Mr. Golden stepped down as our President and Chief Executive Officer in September 2011 in accordance with the succession plan that the Board previously discussed with Mr. Golden. In exchange for Mr. Golden executing a release of rights under his employment agreement and of the employment claims he may have against us and agreeing not to directly or indirectly solicit employees or prospective acquisition candidates for a two-year period and not use our trade secrets or confidential information to solicit customers, manufacturers, or manufacturer’s representatives, we agreed to pay to Mr. Golden $987,835.

Agreements Involving our Securities. The descriptions of the following agreements do not purport to be complete and are qualified in their entirety by reference to the respective agreements, copies of which are filed as exhibits to Schedule TO and are incorporated herein by reference.

Stock Option Plan and Incentive Stock Plan.

On September 13, 2004, our stockholders approved the 2004 Incentive Stock Plan (the “2004 Plan”) to replace the 2001 Stock Option Plan (the “2001 Plan”). The 2004 Plan was amended and restated in September 2006. No new grants have been made under the 2001 Plan since the adoption of the 2004 Plan. The 2004 Plan is administered by a committee of the Board. The 2004 Plan reserves for issuance in the aggregate the lesser of (1) 15% of Shares outstanding from time to time, or (2) 10,000,000 Shares. As of April 30, 2013, there were 4,090,447 Shares available for grant under the 2004 Plan.

Under the 2004 Plan, we may grant stock options, restricted stock, restricted stock units, stock appreciation rights, stock bonuses, and other stock awards. The persons eligible to receive awards under the 2004 Plan consist of officers, directors, employees, and independent contractors. However, incentive stock options may be granted under the 2004 Plan only to our employees, including our officers who are employees. Except in specific circumstances, awards generally vest over a period of three years and are exercisable for a period of 10 years.

The 2004 Plan provides for adjustment of the number and kind of Shares for which awards may be granted, the number and kind of Shares subject to the 2004 Plan’s annual limits, the number and kind of Shares subject to outstanding awards, the applicable exercise price of outstanding awards, and any other applicable aspect of an outstanding award, in the event of any increase or decrease in the number of issued and outstanding Shares as a result of any dividend or other distribution, recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution, or other similar corporate transaction or event that affects the Shares or such other of our securities or securities of any other issuer.

Stand-Alone Stock Option Grant.

In December 2004, we granted 500,000 options with an exercise price of $1.47 per Share in connection with the hiring of our former President and Chief Executive Officer, Michael F. Golden, which grant was made outside of the 2004 Plan. Mr. Golden resigned during fiscal 2012 and continues his service as a member of the Board. As of January 31, 2013, there were 250,000 options outstanding relating to this grant, which expire on December 6, 2014.

Employee Stock Purchase Plan.

On September 26, 2011, our stockholders approved the 2011 Employee Stock Purchase Plan (the “2011 ESPP”) to replace the expiring 2001 employee stock purchase plan (the “2001 ESPP”). The Board amended the 2011 ESPP in March 2012. There are 6,000,000 Shares reserved for issuance under the 2011 ESPP, which includes the Shares were reserved under the 2001 ESPP. The Shares reserved under the 2011 ESPP are no longer available for issuance under the 2001 ESPP. The 2011 ESPP is currently administered by the Board. As of April 30, 2013, there were 185,218 Shares issued pursuant to the 2011 ESPP.

The 2011 ESPP permits eligible employees to authorize payroll deductions that will be utilized to purchase Shares during a series of consecutive 12-month offering periods, with two six-month purchase or exercise periods within the offering periods. Employees may purchase Shares pursuant to the 2011 ESPP at a favorable price and possibly with favorable tax consequences. All of our employees or of our subsidiaries’ employees designated by the Board who are regularly scheduled to work at least 20 hours per week for more than five months per calendar year are eligible to participate in any of the purchase periods of the 2011 ESPP. Eligible employees may elect to participate in the 2011 ESPP on April 1 or October 1 of each year. An employee will not be granted an option under the 2011 ESPP if (i) immediately after the grant, such employee would own Shares, including outstanding options to purchase Shares under the 2011 ESPP, possessing 5% or more of the total combined voting power or value of our Shares, or (ii) participation in the 2011 ESPP would permit such employee’s rights to purchase our Shares under all of our employee stock purchase plans to exceed $25,000 in fair market value (determined at the time the option is granted) of Shares for each calendar year in which such option is outstanding.

The 2011 ESPP provides for equitable and proportionate adjustments in the number of Shares and the per-Share option price thereof, which may be issued in the aggregate and to any eligible employee upon exercise of options granted under the 2011 ESPP, in the event the outstanding Shares are increased or decreased as a result of one or more reorganizations, restructurings, recapitalizations, reclassifications, stock splits, reverse stock splits, stock dividends, stock repurchases, or the like.

The plan will remain in effect until the earliest of (a) the exercise date that eligible employees become entitled to purchase a number of Shares greater than the number of reserved Shares available for purchase under the 2011 ESPP, (b) such date as is determined by the Board in its discretion, or (c) March 31, 2022.

Rights Agreement.

For each Share issued, the holder of such Share also holds one Right associated with such Share pursuant to the Rights Agreement. Each Right entitles the holder to purchase a unit consisting of one one-thousandth (1/1,000th) of a share of Series A Preferred Stock at a purchase price of $36.00 per unit, subject to adjustment. The Rights are evidenced by certificates of Shares, together with a copy of a summary describing the Rights, and they automatically trade with the associated Shares. The Rights Agreement provides that no person will become an “Acquiring Person” under the Rights Agreement solely as the result of a purchase of Shares by us, which, by reducing the number of Shares outstanding, increases the proportionate number of Shares beneficially owned by such person to 15% or more of Shares then outstanding. However, if a person becomes the beneficial owner of 15% or more of Shares then outstanding by reason of Share purchases by us and, after such Share purchases by us, becomes the beneficial owner of any additional Shares, then such person will be deemed to be an “Acquiring Person” under the Rights Agreement, unless upon becoming the beneficial owner such additional Shares such person does not beneficially own 15% or more of Shares then outstanding.

Recent Securities Transactions. Based on our records and to the best of our knowledge, except as set forth below, no transactions in Shares have been effected in the past 60 days by us or our executive officers, directors, affiliates, or subsidiaries or by the executive officers or directors of our subsidiaries.

Date of Transaction	Name	Number of Shares (Type of Award)	Price per Share
04/26/13	Michael J. Brown	16,500 (restricted stock units)* 38,500 (performance rights)*	$0

04/26/13	Jeffrey D. Buchanan	23,000 (restricted stock units)* 56,000 (performance rights)*	$0

04/26/13	Robert J. Cicero	16,500 (restricted stock units)* 38,500 (performance rights)*	$0

04/26/13	P. James Debney	52,000 (restricted stock units)* 104,000 (performance rights)*	$0

04/26/13	Mario Pasantes	16,500 (restricted stock units)* 38,500 (performance rights)*	$0

04/26/13	Mark P. Smith	16,500 (restricted stock units)* 38,500 (performance rights)*	$0

*	Grant by S&W under the 2004 Incentive Stock Plan.

Repurchase Program.

In December 2012, the Board approved a stock repurchase program for the purchase of up to $35 million in the aggregate of the Shares on the open market or in privately negotiated transactions (the “2012 Repurchase Program”). On May 28, 2013, the Board voted to replace the 2012 Repurchase Program with a new repurchase program for the purchase of up to $100 million of the Shares, pursuant to which we would purchase a portion of the Shares through the Offer and a portion of the Shares on the open market or in privately negotiated transactions (the “2013 Repurchase Program”). The 2013 Repurchase Program is set to expire on or about June 17, 2014.

Senior Notes.

On June 17, 2013, we issued an aggregate of $75.0 million of our new 5.875% Senior Notes due 2017 (the “New Notes”) in exchange for approximately $42.8 million of our 9.50% Senior Notes due 2016 (the “Existing Notes”) from existing holders of such notes and the purchase by certain of such holders of additional New Notes for cash (the “Note Exchange and Purchase”), pursuant to the terms and conditions of exchange and purchase agreements, each dated as of June 11, 2013, entered into by and between us and the institutional investors party thereto (collectively, the “Exchange and Purchase Agreements”). The Note Exchange and Purchase resulted in net cash to us totaling approximately $25.0 million. The New Notes were issued without registration in reliance on the exemption provided by Section 4(a)(2) of the Securities Act of 1933, as amended.

The New Notes were issued pursuant to the terms and conditions of an indenture (the “Indenture”), dated as of June 17, 2013, between us and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”). We are entitled to exchange or issue additional notes pursuant to the Indenture (such additional notes together with the New Notes, the “Notes”). We currently have no commitments or understandings to issue additional notes.

The outstanding Notes pay interest on June 15 and December 15 of each year, beginning on December 15, 2013, at an annual rate of 5.875% of the unpaid principal amount. If an event of default occurs, the Trustee under the Indenture or holders of no less than 25% in principal amount of the outstanding Notes may accelerate the payment on the principal amount and any accrued and unpaid interest. Events of default include, among other events, a default in payment on the Notes, and our breach of the covenants described below.

At any time prior to June 15, 2015, we may, at our option (a) upon not less than 30 nor more than 60 days’ prior notice, redeem all or a portion of the Notes at the redemption price of 100% of the principal amount of the Notes, plus an applicable premium, plus accrued and unpaid interest as of the redemption date; or (b) redeem up to 35% of the aggregate principal amount of the Notes with the net cash proceeds of one or more equity offerings at a redemption price of 105.875% of the principal amount of the Notes, plus accrued and unpaid interest as of the redemption date; provided that in the case of the foregoing clause, at least 65% of the aggregate original principal amount of the Notes remains outstanding, and the redemption occurs within 60 days after the closing of the equity offering. On and after June 15, 2015, we may, at our option, upon not less than 30 nor more than 60 days’ prior notice, redeem all or a portion of the Notes at the redemption price of (a) 102.9375% of the principal amount of the Notes to be redeemed, if redeemed during the 12-month period beginning on June 15, 2015; or (b) 100% of the principal amount of the Notes to be redeemed, if redeemed during the 12-month period beginning on June 15, 2016, plus, in either case, accrued and unpaid interest on the Notes as of the applicable redemption date. Subject to certain restrictions and conditions, we may be required to make an offer to repurchase the Notes from the holders of the Notes in connection with a change of control or disposition of assets. If not redeemed by us or repaid pursuant to the holders’ right to require repurchase, the Notes mature on June 15, 2017.

The Notes are general senior unsecured obligations of our company. The Indenture contains certain affirmative and negative covenants, including limitations on restricted payments, limitations on indebtedness, limitations on the sale of assets, and limitations on liens.

The foregoing is a summary only and does not purport to be a complete description of all of the terms, provisions, covenants, and agreements contained in the Indenture and the Exchange and Purchase Agreements, and is subject to and qualified in its entirety by reference to the full text of such documents, copies of which are filed as exhibits to Schedule TO and are incorporated herein by reference.

Other Plans. Except as otherwise disclosed in this Offer to Purchase, we currently have no plans, proposals, or negotiations underway that relate to or would result in any of the following:

•	any extraordinary transaction, such as a merger, reorganization, or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale, or transfer of a material amount of our assets or any of our subsidiaries’ assets;

•	any material change in our present dividend rate or policy, indebtedness, capitalization, corporate structure, or business;

•

any change in our present Board or management, including any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the Board or to change any material term of the employment contract of any executive officer;

•	any class of our equity securities being delisted from NASDAQ;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•	the acquisition by any person of additional of our securities, or the disposition by any person of our securities; or

•	any changes in our Bylaws or other governing instruments or other actions that could impede the acquisition of control of our company.

Although we do not currently have any plans, other than as disclosed or incorporated by reference in this Offer to Purchase, that relate to or would result in any of the events discussed above, as we evaluate opportunities, we may undertake or plan actions that relate to or could result in one or more of these events. We reserve the right to change our plans and intentions at any time as we deem appropriate.

12.	Effects of the Offer on the Market for the Shares; Registration under the Exchange Act.

The purchase by us of Shares pursuant to the Offer will reduce the number of Shares that might otherwise be traded publicly and is likely to reduce the number of stockholders. This may reduce the future volume of trading in Shares and make it more difficult to buy or sell significant amounts of Shares without affecting the market price, which could adversely affect continuing stockholders. Nonetheless, we anticipate that there will still be a sufficient number of Shares outstanding and publicly traded following the Offer to ensure a continued trading market in Shares. Based upon published guidelines of NASDAQ, we do not believe that our purchase of Shares under the Offer will cause the remaining outstanding Shares to be delisted from NASDAQ.

The Shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our stockholders. We believe that our purchase of Shares under the Offer pursuant to the terms of the Offer will not result in Shares becoming eligible for deregistration under the Exchange Act.

We are not required to purchase or pay for Shares pursuant to the Offer if we determine that the consummation of the Offer will cause Shares to be delisted from NASDAQ or be eligible for deregistration under the Exchange Act. See Section 7.

Following the expiration of the Offer, we may, in our sole discretion, determine to purchase additional Shares through open market purchases, privately negotiated transactions, or otherwise, some of which may be purchased under the 2013 Repurchase Program, on such terms and at such prices as we may determine from time to time, the terms of which purchases or offers could differ from those of the Offer, except that we will not make any such purchases of Shares until the expiration of at least 10 business days after the termination of the Offer. Any possible future purchases of Shares by us will depend on many factors, including the market price of Shares, our business and financial position, alternative investment opportunities available to us, the results of the Offer, and general economic and market conditions.

13.	Legal Matters; Regulatory Approvals.

Except as described in this Offer to Purchase, we are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our acquisition of Shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative, or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of Shares as contemplated by the Offer. Should any such approval or other action be required, we currently contemplate that we will seek approval or such other action. We cannot predict whether we may determine that we are required to delay the acceptance for payment of, or payment for, Shares tendered in response to the Offer pending the outcome of any of these matters. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any approval or other action might not result in adverse consequences to our business.

Our obligation to accept for payment and pay for Shares pursuant to the Offer is subject to various conditions. See Section 7.

14.	Certain U.S. Federal Income Tax Consequences.

The following is a summary of certain U.S. federal income tax consequences of the Offer to U.S. Holders (as defined below) whose Shares are tendered and accepted for payment pursuant to the Offer. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Regulations promulgated under the Code, published rulings, administrative pronouncements and judicial decisions, any changes to which could affect the tax consequences described in this Offer (possibly on a retroactive basis). This summary assumes that Shares held by stockholders are held as capital assets within the meaning of section 1221 of the Code (generally, property held for investment). It does not address all of the tax consequences that may be relevant to particular stockholders in light of their particular circumstances, or to stockholders subject to special rules, including, without limitation, pass-through entities (including partnerships and S corporations for U.S. federal income tax purposes) and investors in such entities, certain financial institutions, brokers, dealers, or traders in securities or commodities, insurance companies, expatriates, mutual funds, real estate investment trusts, cooperatives, tax-exempt organizations, persons who are subject to the alternative minimum tax, persons who hold Shares as a position in a “straddle” or as part of a “hedging” or “conversion” transaction, stockholders that have a functional currency other than the U.S. dollar, or persons who acquired their Shares upon the exercise of stock options or otherwise as compensation. This summary also does not address any state, local, non-U.S., or other tax consequences of participating in the Offer.

Stockholders are urged to consult their tax advisor as to the particular consequences to them of participating in the Offer.

For purposes of this discussion, a “U.S. Holder” is a beneficial holder of Shares that, for U.S. federal income tax purposes, is (i) a citizen or individual resident of the United States, (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the United States or any state or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons, within the meaning of section 7701(a)(30) of the Code, have authority to control all of its substantial decisions.

U.S. Holders. An exchange of Shares for cash by a U.S. Holder pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. The U.S. federal income tax consequences to a U.S. Holder may vary depending upon the U.S. Holder’s particular facts and circumstances. If, as described below, an exchange of Shares for cash by a U.S. Holder pursuant to the Offer is treated as a sale or exchange of such Shares for U.S. federal income tax purposes, the U.S. Holder will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. Holder’s adjusted tax basis in Shares purchased by S&W. Such gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for Shares at the time of the exchange exceeds one year. Specific limitations may apply to the deductibility of capital loss by a U.S. Holder.

An exchange of Shares for cash by a U.S. Holder pursuant to the Offer will be treated as a sale or exchange for U.S. federal income tax purposes if the exchange (i) is “not essentially equivalent to a dividend” with respect to the U.S. Holder, (ii) is a “substantially disproportionate” redemption with respect to the U.S. Holder, or (iii) is a “complete redemption” of all Shares owned by the U.S. Holder. In determining whether any of these tests has been met, a U.S. Holder generally must take into account not only Shares it actually owns, but also Shares it constructively owns as determined under section 318 of the Code (including Shares that may be acquired through options that it owns or Shares held by certain members of the U.S. Holder’s family).

An exchange of Shares for cash by a U.S. Holder pursuant to the Offer will be treated as “not essentially equivalent to a dividend” if it results in a “meaningful reduction” in the U.S. Holder’s stock interest in S&W. Whether such a meaningful reduction of the U.S. Holder’s stock interest in S&W results will depend on the U.S. Holder’s particular facts and circumstances.

Satisfaction of the “substantially disproportionate” test or “complete redemption” test is dependent upon satisfaction of the respective objective tests set forth in section 302(b)(2) and section 302(b)(3) of the Code. An exchange of Shares for cash by a U.S. Holder pursuant to the Offer will satisfy the “substantially disproportionate” test if (i) the percentage of the outstanding voting stock of S&W actually and constructively owned by the U.S. Holder immediately following the exchange is less than 80% of the percentage of the outstanding voting stock of S&W actually and constructively owned by the U.S. Holder immediately before the exchange, (ii) the percentage of the outstanding Shares actually and constructively owned by the U.S. Holder immediately following the exchange is less than 80% of the percentage of the outstanding Shares actually and constructively owned by the U.S. Holder immediately before the exchange, and (iii) immediately following the exchange, the U.S. Holder actually and constructively owns less than 50% of the total combined voting power of S&W. An exchange of Shares for cash by a U.S. Holder pursuant to the Offer will result in a “complete redemption” if either (i) all Shares actually and constructively owned by the U.S. Holder is exchanged for cash pursuant to the Offer or (ii) all Shares actually owned by the U.S. Holder is exchanged for cash pursuant to the Offer and the U.S. Holder timely and properly waives the attribution of Shares constructively owned by the U.S. Holder in accordance with the procedures described in section 302(c)(2) of the Code and the Treasury Regulations promulgated thereunder.

Contemporaneous dispositions or acquisitions of Shares by a U.S. Holder or a related person may be deemed to be part of a single integrated transaction and, if so, may be taken into account in determining whether a sale or exchange has occurred.

If a U.S. Holder’s exchange of Shares for cash pursuant to the Offer does not constitute a sale or exchange for U.S. federal income tax purposes, the receipt of cash by such U.S. Holder pursuant to the Offer will be treated as a distribution, and the U.S. Holder’s tax basis in Shares exchanged generally will be added to any Shares retained by the U.S. Holder. The distribution will be treated as a dividend to the extent of the portion of S&W’s current and accumulated earnings and profits allocable to such Shares. To the extent that amounts received pursuant to the Offer exceed a U.S. Holder’s allocable share of our current and accumulated earnings and profits, the excess first will be treated as a return of capital that will reduce the U.S. Holder’s adjusted tax basis in its Shares, and any remaining portion will be taxable as capital gain. Any such capital gain will be long-term capital gain if the U.S. Holder’s holding period for Shares at the time of the exchange exceeds one year. Provided that minimum holding period requirements and other requirements are met, dividend income with respect to non-corporate U.S. Holders (including individuals) is eligible for a reduced rate of U.S. federal income taxation. If an exchange of Shares for cash pursuant to the Offer by a corporate U.S. Holder is treated as a dividend, the corporate U.S. Holder may be (i) eligible for a dividends received deduction (subject to applicable exceptions and limitations) and (ii) subject to the “extraordinary dividend” provisions of section 1059 of the Code. U.S. Holders are urged to consult their own tax advisors regarding the rules discussed in this paragraph in light of their particular circumstances.

We cannot predict whether or the extent to which the Offer will be over-subscribed. If the Offer is over-subscribed, proration of tenders pursuant to the Offer will cause us to accept fewer Shares than are tendered. Therefore, a U.S. Holder can be given no assurance that a sufficient number of such U.S. Holder’s Shares will be purchased pursuant to the Offer to ensure that such purchase will be treated as a sale or exchange, rather than as a dividend, for U.S. federal income tax purposes pursuant to the rules discussed above.

The Medicare contribution tax applies to certain income of taxpayers who are individuals, estates, or trusts. The tax only applies to individuals whose modified adjusted gross income exceeds $200,000 for individual filers or $250,000 for joint filers ($125,000 for a married person filing separately). The tax is imposed at the rate of 3.8% of a portion of the taxpayer’s “net investment income.” Net investment income includes gross income from dividends and gains from the sale of property (unless such income is derived in the ordinary course of a trade or business other than a trade or business that consists of certain passive or trading activities). Accordingly, this tax may apply to the gain or dividends realized by a stockholder from the exchange of his, her or its Shares.

Payments of the proceeds of the exchange of Shares are generally subject to information reporting unless the U.S. Holder is an exempt recipient (such as a corporation). Such payments may also be subject to backup withholding tax at the applicable rate of 28% if the recipient of such payment fails to supply a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise fails to establish an exemption from backup withholding or if the U.S. Holder fails to report in full divided and interest income. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against that U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS. See Section 3 with respect to the application of U.S. federal backup withholding tax.

Non-U.S. Holders. Gross proceeds payable pursuant to the Offer to a beneficial holder of Shares that is not a partnership for U.S. federal income tax purposes and that is not a U.S. Holder (a “Non-U.S. Holder”) or his or her agent will be subject to withholding of U.S. federal income tax. The U.S. federal income tax rate is 30%, unless a reduced rate of withholding is applicable pursuant to a tax treaty or an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the United States. A Non-U.S. Holder may be eligible to file for a refund of such tax or a portion of such tax if such Non-U.S. Holder meets the “complete redemption,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described in this Section 14 or if such Non-U.S. Holder is entitled to a reduced rate of withholding pursuant to a tax treaty and the withholding was made at a higher rate. To obtain a reduced rate of withholding under a tax treaty, a Non-U.S. Holder must deliver to the Depositary before the payment for tendered Shares a properly completed and executed Form W-8BEN claiming such an exemption or reduction. To claim an exemption from withholding on the grounds that gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-U.S. Holder must deliver to the Depositary a properly executed Form W-8ECI claiming such exemption before payment is made. Non-U.S. Holders are urged to consult their own tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption and the refund procedure.

The Depositary generally will withhold an amount of U.S. federal income tax equal to 30% of the gross payments payable to a beneficial holder of Shares that is not a partnership for U.S. federal income tax purposes and that is not a U.S. Holder (a “Non-U.S. Holder”) unless the Non-U.S. Holder timely delivers to the Depositary a properly completed and executed Internal Revenue Service Form W-8BEN (or other applicable form) evidencing that such withholding is not required. Under certain circumstances, a Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any U.S. federal income tax so withheld. Non-U.S. Holders are urged to consult their own tax advisors to determine the particular tax consequences to them of the Offer.

The preceding discussion is not tax advice. Stockholders are urged to consult their own tax advisor to determine the particular tax consequences to them of the Offer, including the applicability and effect of federal, state, local, non-U.S. and other tax laws.

15.	Extension of the Offer; Termination; Amendment.

We expressly reserve the right, in our reasonable discretion and subject to applicable law, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our reasonable discretion, to terminate the Offer and reject for payment, and not pay for any, Shares not theretofore accepted for payment or paid for or, subject to applicable law, postpone payment for Shares, upon the occurrence of any of the conditions specified in Section 7, by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer. Subject to compliance with applicable law, we further reserve the right, in our reasonable discretion, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered pursuant to the Offer to stockholders or by decreasing or increasing the number of Shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time by public announcement of such amendments. In the case of an extension, the notice of the extension must be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise disseminate any such public announcement other than by making a release through BusinessWire or another comparable service.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3), and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If

•	we increase or decrease the price to be paid for Shares; and

•

the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such an increase or decrease is first published, sent or given to stockholders in the manner specified in this Section 15, then the Offer will be extended until the expiration of a period so that at least 10 business days will remain until the expiration of the Offer. For purposes of the Offer, a “business day” means any day other than a Saturday,

Sunday or Federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

16.	Fees and Expenses.

We have retained Cowen and Company, LLC to act as the Dealer Manager, Innisfree M&A Incorporated to act as the Information Agent, and Interwest Transfer Company, Inc. to act as the Depositary in connection with the Offer. The Dealer Manager and Information Agent may contact stockholders by mail, telephone, facsimile, and personal interviews and may request brokers, dealers, and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Dealer Manager, the Information Agent, and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses incurred in connection with the Offer, and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers, or other persons (other than fees to the Dealer Manager, the Information Agent, and the Depositary as described above) for soliciting tenders of Shares pursuant to the Offer. Stockholders holding Shares through brokers, dealers, or other nominee stockholders are urged to consult the brokers, dealers, or other nominee stockholders to determine whether transaction costs may apply if stockholders tender Shares through the brokers, dealers, or other nominee stockholders and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, and commercial banks for customary mailing and handling expenses incurred by them in forwarding this Offer to Purchase and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, or trust company has been authorized to act as our agent, the Dealer Manager, the Information Agent, or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of Shares, except as otherwise provided in Section 5.

17.	Miscellaneous.

The Offer is not being made to, and tenders will not be accepted from or on behalf of, stockholders in any jurisdiction in which the making or acceptance of offers to sell Shares would not be in compliance with the laws of that jurisdiction. If we become aware of any such jurisdiction where the making of the Offer or the acceptance of Shares pursuant to the Offer is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (and tenders will not be accepted from or on behalf of) the stockholders residing in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

Following the expiration of the Offer, we may, in our sole discretion, determine to purchase additional Shares through open market purchases, privately negotiated transactions, or otherwise, some of which may be purchased under the 2013 Repurchase Program, on such terms and at such prices as we may determine from time to time, the terms of which purchases or offers could differ from those of the Offer, except that we will not make any such purchases of Shares until the expiration of at least 10 business days after the termination of the Offer. Any possible future purchases of Shares by us will depend on many factors, including the market price of Shares, our business and financial position, alternative investment opportunities available to us, the results of the Offer, and general economic and market conditions.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC the Schedule TO, which contains additional information relating to the Offer. Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning S&W.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Shares in the Offer. You should rely only on the information contained in this Offer to Purchase and in the Letter of Transmittal or in documents which we have incorporated by reference. Our delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained in this Offer to Purchase is correct as of any time other than the date of this Offer to Purchase or that there have been no changes in the information included or incorporated by reference herein or in the affairs of S&W or any of its subsidiaries or affiliates since the date hereof. We have not authorized anyone to provide you with information or to make any representations in connection with the Offer other than the information and representations contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or representations to you or gives you any information, you must not rely upon that recommendation, representation, or information as having been authorized by us, the Dealer Manager, the Information Agent, or the Depositary.

June 17, 2013

The Depositary for the Offer is:

INTERWEST TRANSFER COMPANY, INC.

By Overnight Delivery or By Hand Delivery:	By Mail:

Interwest Transfer Company, Inc. 1981 Murray Holladay Road, Suite 100 Salt Lake City, UT 84117	Interwest Transfer Company, Inc. P.O. Box 17136 Salt Lake City, UT 84117

By Facsimile Transmission:

For Eligible Institutions only:

(801) 277-3147

Confirm Facsimile Receipt by Telephone:

(801) 272-9294

Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent or delivered by each S&W stockholder or the stockholder’s broker, dealer, commercial bank, trust company, or nominee to the Depositary at its address set forth above.

Any questions or requests for assistance may be directed to the Information Agent or Dealer Manager at their respective telephone numbers and addresses set forth below. Requests for additional copies of the Offer to Purchase, the Letter of Transmittal, or the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone numbers or address set forth below. You may also contact your broker, dealer, commercial bank, trust company, or nominee for assistance concerning the Offer. To confirm delivery of Shares, stockholders are directed to contact the Depositary.

The Information Agent for the Offer is:

501 Madison Avenue, 20th floor

New York, New York 10022

Stockholders may call toll free: (888) 750-5834

Banks and Brokers may call collect: (212) 750-5833

The Dealer Manager for the Offer is:

599 Lexington Avenue

New York, New York 10022

(212) 201-4888